INDEX OF CLOSING DOCUMENTS

                                    for the

                       AGREEMENT AND PLAN OF ACQUISITION

                                  by and among

                              IMAGE ANALYSIS, INC.
                  DIGITAL IMAGE ENHANCEMENT TECHNOLOGIES, INC.
                              AND UTEK CORPORATION

--------------------------------------------------------------------------------

                                  MAY 7, 2002



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TAB                                    DOCUMENT
---     ------------------------------------------------------------------------
1       Agreement and Plan of Acquisition

        Exhibits A Outstanding Agreements
        ---------------------------------
2       License Agreement Between University of Houston & DIET

3       Consulting Agreement Between Dr. Donald Kouri & DIET

4       U.S. Provisional Patent Application

5       Patent Cooperation Treaty Patent Application

        Exhibit B
        ---------
6       DIET Financial Statements as of 05/06/02

        Exhibit C
        ---------
7       Image Financial Statements as of 12/31/01

        DIET Corporate Records
        ----------------------
8 Organizational Written Action of Incorporator, First Board of Directors and Shareholders of Digital Image Enhancement Technologies, Inc.

9       DIET Corporate Resolutions and Incumbency Certificate

10      DIET Consent of Shareholders

11      DIET Consent of Sole Director

12      DIET Resignation of Registered Agent

13      Copies of DIET share issued

14      Evidence of Wire Transfer to IMAGE

        Image Analysis, Inc. Records
        ----------------------------
15      Image Consent of Directors


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--------------------------------------------------------------------------------
              ACQUISITION OF DIGITAL ENHANCEMENT TECHNOLOGIES, INC.
                                       by
                              IMAGE ANALYSIS, INC.
--------------------------------------------------------------------------------

                        AGREEMENT AND PLAN OF ACQUISITION

     This Agreement and Plan of Acquisition ("Agreement") is entered into by and between DIGITAL IMAGE ENHANCEMENT TECHNOLOGIES, INC., a Florida corporation, ("DIET"), UTEK CORPORATION, a Delaware corporation, ("UTEK"), and IMAGE ANALYSIS, INC., aN Oklahoma corporation, ("IMAGE").

     WHEREAS, UTEK owns 93% of the issued and outstanding shares of common stock of DIET ("DIET Shares"); and

     WHEREAS, before the Closing Date, DIET has acquired the license for the fields of use as described in the License Agreement, a part of Exhibit "A" attached to and made a part of this Agreement ("License Agreement") and the rights to develop and market a patented and proprietary technology for the fields of uses specified in the License Agreement ("Technology").

     WHEREAS, the parties desire to provide for the terms and conditions upon which DIET will be acquired by IMAGE in a, stock-for-stock exchange ("Acquisition") in accordance with the respective corporation laws of their state, upon consummation of which all DIET Shares will be owned by IMAGE, and all issued and outstanding DIET Shares will be exchanged for common stock of IMAGE with terms and conditions as set forth more fully in this Agreement; and

     WHEREAS, for federal income tax purposes, it is intended that the Acquisition qualifies within the meaning of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended ("Code").

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are by this Agreement acknowledged, the parties agree as follows:




Agreement and Plan of Acquisition                                   Page 1 of 17

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                                    ARTICLE 1
                         THE STOCK-FOR-STOCK ACQUISITION

     1.01 The Acquisition

     (a) Acquisition Agreement. Subject to the terms and conditions of this Agreement, at the Effective Date, as defined below, all DIET Shares shall be acquired from UTEK by IMAGE in accordance with the respective corporation laws of their state and the provisions of this Agreement and the separate corporate existence of DIET, as a wholly-owned subsidiary of IMAGE, shall continue after the closing.

     (b) Effective Date. The Acquisition shall become effective ("Effective Date") upon the execution of this Agreement and closing of the transaction.

     1.02  Exchange  of  Stock.   At  the  Effective  Date,  by  virtue  of  the
Acquisition:

     All of the DIET Shares that are issued and outstanding at the Effective Date shall be exchanged for 500,000 unregistered shares of common stock of IMAGE ("IMAGE Shares"), which by agreement of the shareholders of DIET shall be issued as follows:

           Shareholder                       Number of IMAGE Shares
           ---------------------             ----------------------
           UTEK Corporation                                 465,000
           University of Houston                             35,000
           --------------------------------------------------------
           Total                                            500,000

     1.03 Effect of Acquisition.

     (a) Rights in DIET Cease. At and after the Effective Date, the holder of each certificate of common stock of DIET shall cease to have any rights as a shareholder of DIET.

     (b) Closure of DIET Shares Records. From and after the Effective Date, the stock transfer books of DIET shall be closed, and there shall be no further registration of stock transfers on the records of DIET.

     1.04 Closing. Subject to the terms and conditions of this Agreement, the Closing of the Acquisition shall take place on or before May 7, 2002 ("Closing Date") unless extended by mutual consent of the parties in writing.


                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

     2.01 Representations and Warranties of UTEK and DIET. UTEK and DIET represent and warrant to IMAGE that the facts set forth below are true and correct:




Agreement and Plan of Acquisition                                   Page 2 of 17

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     (a) Organization.  DIET and UTEK are corporations  duly organized,  validly existing and in good standing under the laws of their respective states of incorporation, and they have the requisite power and authority to conduct their business and consummate the transactions contemplated by this Agreement. True, correct and complete copies of the articles of incorporation, bylaws and all corporate minutes of DIET have been provided to IMAGE and such documents are presently in effect and have not been amended or modified.

     (b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholders of DIET and the board of directors of UTEK; no other corporate action by the respective parties is necessary in order to execute, deliver, consummate and perform their respective obligations hereunder; and DIET and UTEK have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

     (c) Capitalization. The authorized capital of DIET consists of 1,000,000 shares of common stock, with a par value $1.00 per share. At the date of this Agreement, 1,000 DIET Shares are issued and outstanding as follows:

     Shareholder                         Number of DIET Shares
     ---------------------               ---------------------
     UTEK Corporation                                      930
     University of Houston                                  70
     ---------------------------------------------------------
     Total                                               1,000

All issued and outstanding DIET Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws. DIET is not authorized to issue any preferred stock. All dividends on DIET Shares which have been declared prior to the date of this Agreement have been paid in full. There are no outstanding options, warrants, commitments, calls or other rights or agreements requiring DIET to issue any DIET Shares or securities convertible into DIET Shares to anyone for any reason whatsoever. None of the DIET Shares is subject to any change, claim, condition, interest, lien, pledge, option, security interest or other encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     (d) Binding Effect. The execution, delivery, performance and consummation of this Agreement, the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which DIET or UTEK is a party and will not create a default under any such obligation or under any agreement to which DIET or UTEK is a party. This Agreement constitutes a legal, valid and binding obligation of DIET, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor's rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

     (e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or, to the best of DIET and UTEK's knowledge, information and belief, threatened, which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on the business, results of operations, assets or prospects of DIET.




Agreement and Plan of Acquisition                                   Page 3 of 17

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     (f) No Conflicting  Agreements.  Neither the execution and delivery of this
Agreement nor the fulfillment of or compliance by DIET or UTEK with the terms or provisions of this Agreement nor all other documents or agreements contemplated by this Agreement and the consummation of the transaction contemplated by this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, DIET or UTEK's articles of incorporation or bylaws, the Technology, the License Agreement, or any agreement, contract, instrument, order, judgment or decree to which DIET or UTEK is a party or by which DIET or UTEK or any of their respective assets is bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or government entity which materially affects their respective assets or businesses.

     (g) Consents. No consent from or approval of any court, governmental entity or any other person is necessary in connection with execution and delivery of this Agreement by DIET and UTEK or performance of the obligations of DIET and UTEK hereunder or under any other agreement to which DIET or UTEK is a party; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of the Technology, the License Agreement, or any other material right, privilege, license or agreement relating to DIET or its assets or business.

     (h) Title to Assets. DIET has or has agreed to enter into the agreements as listed on Exhibit A attached hereto. These agreements and the assets shown on the balance sheet of attached Exhibit B are the sole assets of DIET. DIET has or will by Closing Date have good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind or nature whatsoever.

     (i) Intellectual Property

          (1) University of Houston owns the Technology and has all right, power, authority and ownership and entitlement to file, prosecute and maintain in effect the Patent application with respect to the Invention listed in Exhibit "A" hereto, and

          (2) The Technology was invented by Kouri, Gunaratne, Kakadiaris, Shi, Zhang, Wang and Zhang ("Inventors"). The Inventors, have assigned all of their rights, title and interest in the Technology to University of Houston, and

          (3) The License Agreement between University of Houston and DIET covering the Invention is legal, valid, binding and will be enforceable in accordance with its terms as contained in Exhibit "A".

          (4) Except as otherwise set forth in this Agreement, IMAGE acknowledges and understands that DIET and UTEK make no representations and provide no assurances that the rights to the Technology and Intellectual Property contained in the License Agreement do not, and will not in the future, infringe or otherwise violate the rights of third parties, and

          (5) Except as otherwise expressly set forth in this Agreement, DIET and UTEK make no representations and extend no warranties of any kind, either express or implied, including, but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement and validity of the Intellectual Property.




Agreement and Plan of Acquisition                                   Page 4 of 17

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     (j) Liabilities of DIET. DIET has no assets,  no liabilities or obligations of any kind, character or description except those listed on the attached schedules and exhibits.

     (k) Financial Statements. The unaudited financial statements of DIET, including a balance sheet, attached as Exhibit B and made a part of this Agreement, are, in all respects, complete and correct and present fairly DIET's financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. DIET has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no, and on the Closing Date there will be no, outstanding obligations or liabilities of DIET except as specifically set forth in the financial statements and the other attached schedules and exhibits. There is no information known to DIET or UTEK that would prevent the financial statements of DIET from being audited in accordance with generally accepted accounting principles.

     (l) Taxes. All returns, reports, statements and other similar filings required to be filed by DIET with respect to any federal, state, local or foreign taxes, assessments, interests, penalties, deficiencies, fees and other governmental charges or impositions have been timely filed with the appropriate governmental agencies in all jurisdictions in which such tax returns and other related filings are required to be filed; all such tax returns properly reflect all liabilities of DIET for taxes for the periods, property or events covered by this Agreement; and all taxes, whether or not reflected on those tax returns, and all taxes claimed to be due from DIET by any taxing authority, have been properly paid, except to the extent reflected on DIET's financial statements, where DIET has contested in good faith by appropriate proceedings and reserves have been established on its financial statements to the full extent if the contest is adversely decided against it. DIET has not received any notice of assessment or proposed assessment in connection with any tax returns, nor is DIET a party to or to the best of its knowledge, expected to become a party to any pending or threatened action or proceeding, assessment or collection of taxes. DIET has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no tax liens (other than any lien which arises by operation of law for current taxes not yet due and payable) on any of its assets. There is no basis for any additional assessment of taxes, interest or penalties. DIET has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon DIET. DIET is not and has never been a party to any tax sharing agreements with any other person or entity.

     (m) Absence of Certain Changes or Events. From the date of the full execution of the Term Sheet until the Closing Date, DIET has not, and without the written consent of IMAGE, it will not have:

          1. Sold, encumbered, assigned let lapsed or transferred any of its material assets, including without limitation the Intellectual Property, the Patent License Agreement or any other material asset;

2.   Amended or  terminated  the  Patent  License  Agreement  or other material agreement or done any act or omitted to do any act which would cause the breach of the Patent License Agreement or any other material agreement;





Agreement and Plan of Acquisition                                   Page 5 of 17

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          3.   Suffered  any  damage,  destruction  or  loss  whether  or not in control of DIET;

          4. Made any commitments or agreements for capital expenditures or otherwise;

          5. Entered into any transaction or made any commitment not disclosed to IMAGE;

          6.   Incurred any material obligation or liability for borrowed money;

          7. Suffered any other event of any character, which is reasonable to expect, would adversely affect the future condition (financial or otherwise) assets or liabilities or business of DIET; or

          7. Taken any action which could reasonably be foreseen to make any of the representations or warranties made by DIET or UTEK untrue as of the date of this Agreement or as of the Closing Date.

     (n) Material Agreements. Exhibit "A" attached contains a true and complete list of all contemplated and executed agreements between DIET and a third party. A complete and accurate copies of all material agreements, contracts and commitments of the following types, whether written or oral to which it is a party or is bound ("Contracts"), has been provided to IMAGE and such agreements are or will be at the Closing Date, in full force and effect without modifications or amendment and constitute the legally valid and binding obligations of DIET in accordance with their respective terms and will continue to be valid and enforceable following the Acquisition. DIET is not in default of any of the Contracts. In addition:

          (1)  There are no  outstanding  unpaid  promissory  notes,  mortgages, indentures, deed of trust, security agreements and other agreements and instruments relating to the borrowing of money by or any extension of credit to DIET; and

          (2) There are no outstanding operating agreements, lease agreements or similar agreements by which DIET is bound; and

          (3) The complete final drafts of the License Agreement have has been provided to IMAGE; and

          (4) Except as set forth in (3) above, there are no outstanding licenses to or from others of any intellectual property and trade names; and

          (5) There are no outstanding agreements or commitments to sell, lease or otherwise dispose of any of DIET's property; and

          (6)  There are no breaches of any agreement to which DIET is a party.

     (o) Compliance with Laws. DIET is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.




Agreement and Plan of Acquisition                                   Page 6 of 17


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     (p)   Litigation.   There  is  no   suit,   action   or  any   arbitration,
administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or to the best knowledge of DIET or UTEK, threatened against DIET, the Technology, License Agreement, Consulting Agreement or Research Agreement affecting its assets or business (financial or otherwise), and neither DIET nor UTEK is in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority relating to the assets, business or properties of DIET or the transactions contemplated hereby. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect the assets or business of DIET or the transactions contemplated.

     (q) Employees. DIET has no and never had any employees. DIET is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any employees. DIET is not in violation of any law, regulation relating to employment of employees.

     (r) Neither DIET nor UTEK has any knowledge of any existing or threatened occurrence, action or development that could cause a material adverse effect on DIET or its business, assets or condition (financial or otherwise) or prospects.

     (s) Employee Benefit Plans. DIET states that there are no and have never been any employee benefit plans, and there are no commitments to create any, including without limitation as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, in effect, and there are no outstanding or un-funded liabilities nor will the execution of this Agreement and the actions contemplated in this Agreement result in any obligation or liability to any present or former employee.

     (t) Books and Records. The books and records of DIET are complete and accurate in all material respects, fairly present its business and operations, have been maintained in accordance with good business practices, and applicable legal requirements, and accurately reflect in all material respects its business, financial condition and liabilities.

     (u) No Broker's Fees. Neither UTEK nor DIET has incurred any investment banking, advisory or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

     (v) Full Disclosure. All representations or warranties of UTEK and DIET are true, correct and complete in all material respects to the best of our knowledge on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

     2.02 Representations and Warranties of IMAGE. IMAGE represents and warrants to UTEK and DIET that the facts set forth are true and correct.




Agreement and Plan of Acquisition                                   Page 7 of 17


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     (a) Organization.  IMAGE is a corporation duly organized,  validly existing and in good standing under the laws of Florida, is qualified to do business as a foreign corporation in other jurisdictions in which the conduct of its business or the ownership of its properties require such qualification, and have all requisite power and authority to conduct its business and operate properties.

     (b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors of IMAGE; no other corporate action on their respective parts is necessary in order to execute, deliver, consummate and perform their obligations hereunder; and they have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

     (c) Capitalization. The authorized capital of IMAGE consists of 45,000,000 shares of common stock with a par value $.001 per share ("IMAGE Shares"); and on the Effective Date of the Acquisition,8,619,600(as of 4-26-02) IMAGE Shares (which will include the 500,000 IMAGE Shares issued at the closing of the Acquisition) will be issued and outstanding. All issued and outstanding IMAGE Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws.

     (d) Binding Effect. The execution, delivery, performance and consummation of the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which IMAGE is a party and will not create a default hereunder, and this Agreement constitutes a legal, valid and binding obligation of IMAGE, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor's rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

     (e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or to its knowledge threatened which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on its business, results of operations, assets, prospects or the results of its operations of IMAGE.

     (f) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by IMAGE with the terms or provisions of this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, their respective corporate charters or bylaws, or any agreement, contract, instrument, order, judgment or decree to which it is a party or by which it or any of its assets are bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or governmental entity which materially affects its assets or business.

     (g) Consents. Assuming the correctness of UTEK and DIET's representations, no consent from or approval of any court, governmental entity or any other person is necessary in connection with its execution and delivery of this Agreement; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement relating to IMAGE or its assets or business.




Agreement and Plan of Acquisition                                   Page 8 of 17


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     (h)  Financial  Statements.  The  unaudited  financial  statements of IMAGE attached as Exhibit C present fairly its financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. IMAGE has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no outstanding obligations or liabilities of IMAGE except as specifically set forth in the IMAGE financial statements.

     (i) Full Disclosure. All representations or warranties of IMAGE are true, correct and complete in all material respects on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

     (j) Compliance with Laws. IMAGE is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

     (k) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or, to the best knowledge of IMAGE, threatened against IMAGE materially affecting its assets or business (financial or otherwise), and IMAGE is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect its assets or business.

     (l) IMAGE has no knowledge of any existing or threatened occurrence, action or development that could cause a material adverse effect on IMAGE or its business, assets or condition (financial or otherwise) or prospects.

     2.03 Investment Representations of UTEK. UTEK represents and warrants to IMAGE that:

     (a) General. It has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in IMAGE Shares pursuant to the Acquisition. It is able to bear the economic risk of the investment in IMAGE Shares, including the risk of a total loss of the investment in IMAGE Shares. The acquisition of IMAGE Shares is for its own account and is for investment and not with a view to the distribution of this Agreement. Except a permitted by law, it has a no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the shares at the present time. All information that it has supplied to IMAGE is true and correct. It has conducted all investigations and due diligence concerning IMAGE to evaluate the risks inherent in accepting and holding the shares which it deems appropriate, and it has found all such information obtained fully acceptable. It has had an opportunity to ask questions of the officer and directors of IMAGE concerning IMAGE Shares and




Agreement and Plan of Acquisition                                   Page 9 of 17
the business and financial condition of and prospects for IMAGE, and the officers and directors of IMAGE have adequately answered all questions asked and made all relevant information available to them. UTEK is an "accredited investor," as the term is defined in Regulation D, promulgated under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (b) Stock Transfer Restrictions.

     UTEK acknowledges that the IMAGE Shares will not be registered and UTEK will not be permitted to sell or otherwise transfer the IMAGE Shares in any transaction in contravention of the following legend, which will be imprinted in substantially the follow form on the stock certificate representing IMAGE
Shares:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT'), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISION OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT, UNLESS UTEK CORPORATION HAS OBTAINED AN OPINION OF COUNSEL STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.


                                    ARTICLE 3
                          TRANSACTIONS PRIOR TO CLOSING

     3.01. Corporate Approvals. Prior to Closing Date, each of the parties shall submit this Agreement to its board of directors and when necessary, its respective shareholders and obtain approval of this Agreement. Copies of corporate actions taken shall be provided to each party.

     3.02 Access to Information. Each party agrees to permit, upon reasonable notice, the attorneys, accountants, and other representatives of the other parties reasonable access during normal business hours to its properties and its books and records to make reasonable investigations with respect to its affairs, and to make its officers and employees available to answer questions and provide additional information as reasonably requested.

     3.03 Expenses. Each party agrees to bear its own expenses in connection with the negotiation and consummation of the Acquisition and the transactions contemplated by this Agreement.

     3.04 Covenants. Except as permitted in writing, each party agrees that it will:

     (a) Use its good faith efforts to obtain all requisite licenses, permits, consents, approvals and authorizations necessary in order to consummate the Acquisition; and

     (b) Notify the other parties upon the occurrence of any event which would have a materially adverse effect upon the Acquisition or the transactions contemplated by this Agreement or upon the business, assets or results of operations; and



Agreement and Plan of Acquisition                                  Page 10 of 17

     (c) Not modify its corporate structure, except as necessary or advisable in order to consummate the Acquisition and the transactions contemplated by this Agreement.


                                   ARTICLE 4
                              CONDITIONS PRECEDENT

     The obligation of the parties to consummate the Acquisition and the transactions contemplated by this Agreement are subject to the following conditions that may be waived, to the extent permitted by law:

     4.01. Each party must obtain the approval of its board of directors and such approval shall not have been rescinded or restricted.

     4.02. Each party shall obtain all requisite licenses, permits, consents, authorizations and approvals required to complete the Acquisition and the transactions contemplated by this Agreement.

     4.03. There shall be no claim or litigation instituted or threatened in writing by any person or government authority seeking to restrain or prohibit any of the contemplated transactions contemplated by this Agreement or challenge the right, title and interest of UTEK in the DIET Shares or the right of DIET or UTEK to consummate the Acquisition contemplated hereunder.

     4.04. The representations and warranties of the parties shall be true and correct in all material respects at the Effective Date.

     4.05. The Technology and Intellectual Property has been prosecuted in good faith with reasonable diligence.

     4.06. To the best knowledge of UTEK and DIET, the License Agreement is valid and in full force and effect without any default in this Agreement.

     4.07. IMAGE shall have received, at or within 5 days of Closing Date, each of the following:

     (a) the stock certificates representing the DIET Shares, duly endorsed (or accompanied by duly executed stock powers) by UTEK for cancellation;

     (b) all documentation relating to the DIET's business, all in a form and substance satisfactory to IMAGE;

     (c) such agreements, files and other data and documents pertaining to DIET's business as IMAGE may reasonably request;

     (d) copies of the general ledgers and books of account of DIET, and all federal, state and local income, franchise, property and other tax returns filed by DIET since the inception of DIET;




Agreement and Plan of Acquisition                                  Page 11 of 17

     (e) certificates of (i) the Secretary of State of the State of Florida as to the legal existence and good standing, as applicable, (including tax) of DIET in Florida;

     (f) the original corporate minute books of DIET, including the articles of incorporation and bylaws of DIET, and all other documents filed in this Agreement;

     (g) all consents, assignments or related documents of conveyance to give IMAGE the benefit of the transactions contemplated hereunder;

     (h) such documents as may be needed to accomplish the Closing under the corporate laws of the states of incorporation of IMAGE and DIET, and

     (i) such other documents, instruments or certificates as IMAGE, or their counsel may reasonably request.

     4.08. IMAGE shall have completed due diligence investigation of DIET to IMAGE's satisfaction in their sole discretion.

     4.09. IMAGE shall receive the resignation effective the Closing Date of each director and officer of DIET.

                                    ARTICLE 5
                                   LIMITATIONS

     5.01. Survival of Representations and Warranties.

     (a) The representations and warranties made by UTEK and DIET shall survive for a period of 1 year after the Closing Date, and thereafter all such representation and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

     (b) The representations and warranties made by IMAGE shall survive for a period of 1 year after the Closing Date, and thereafter all such representations and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

               5.02. Limitations on Liability. Notwithstanding any other provision to this Agreement the contrary, neither party to this Agreement shall be liable to the other party for any cost, damage, expense, liability or loss under this indemnification provision until after the sum of all amounts individually when added to all other such amounts in the aggregate exceeds $1,000 and then such liability shall apply only to matters in excess of $1,000.

                                    ARTICLE 6
                                    REMEDIES

     6.01 Specific Performance. Each party's obligations under this Agreement is unique. If any party should default in its obligations under this agreement, the parties each acknowledge




Agreement and Plan of Acquisition                                  Page 12 of 17
that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

     6.02 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                                    ARTICLE 7
                                   ARBITRATION

     In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association. The parties agree that, unless the parties mutually agree to the contrary such arbitration shall be conducted in Tampa, Florida. The cost of arbitration shall be borne by the party against whom the award is rendered or, if in the interest of fairness, as allocated in accordance with the judgment of the arbitrators. All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding. The arbitrators shall be selected as follows: one by IMAGE, one by UTEK and a third by the two selected arbitrators. The third arbitrator shall be the chairman of the panel.

                                    ARTICLE 8
                                  MISCELLANEOUS

     8.01. No party may assign this Agreement or any right or obligation of it hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the separate written consent of the other parties.

     8.02. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

     8.03. Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

     8.04. This Agreement shall be governed by and construct in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

     8.05. This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement




Agreement and Plan of Acquisition                                  Page 13 of 17
without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

     8.06. Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties.

     8.07. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     8.08. This Agreement may be executed in multiple counterparts, each of which shall constitute one and a single Agreement.

     8.09 Any facsimile signature of any part to this Agreement or to any other agreement or document executed in connection of this Agreement should constitute a legal, valid and binding execution by such parties.



IMAGE covenants and agrees that if it files with the Securities and Exchange Commission an underwritten registration statement on SEC Form S-SB1 or Form S-1 or its equivalent which includes the offer of shares owned by shareholders of IMAGE, IMAGE will use its best efforts to include all of the shares of IMAGE common stock issued to and then held by UTEK pursuant to this Agreement. If the underwriters include any selling shareholders shares, UTEK shall be permitted to include all of its IMAGE shares on a pro rata basis to the extent and upon the same terms and conditions as other IMAGE shareholders are permitted to have their IMAGE shares included in the proposed offering. if the underwriters do not permit for any reason the inclusion of selling shareholder shares in the offering, UTEK shares shall also not be included. It is the expressed intent of this Article that UTEK be treated exactly the same as any other seller of IMAGE common stock, no better and no worse. If IMAGE proposes an underwritten offering, IMAGE will give UTEK 15 days prior written notice thereof, and UTEK shall give IMAGE notice within 10 days thereafter of UTEK's desire to include in the offering. IMAGE will notify the lead underwriters of UTEK's desire, and IMAGE will include UTEK shares in accordance with this Article.



Agreement and Plan of Acquisition                                  Page 14 of 17

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by a duly authorized officer of each party on May 7, 2002.

IMAGE ANALYSIS, INC.                        DIGITAL IMAGE ENHANCEMENT
                                            TECHNOLOGIES, INC.



By: /s/ Rhonda R. Vincent                    By: /s/ Uwe Reischl
    -----------------------                      --------------------
    Rhonda R. Vincent,                           Uwe Reischl, Ph.D., M.D.
    Vice President                               President

    Address:                                     Address:
    8908 S. Yale Ave. #409                       202 South Wheeler Street
    Tulsa, Oklahoma 74137                        Plant City, Florida 33566


UTEK CORPORATION


By: /s/ Clifford M. Gross
    -------------------------
    Clifford M. Gross, Ph.D.
    Chief Executive Officer

    Address:
    202 South Wheeler Street
    Plant City, Florida 33566




Agreement and Plan of Acquisition                                  Page 15 of 17

                                    EXHIBIT A

                             Outstanding Agreements


1.  License Agreement Between University of Houston & DIET
2.  Consulting Agreement Between Dr. Donald Kouri & DIET




Agreement and Plan of Acquisition                                  Page 16 of 17

                                    EXHIBIT B
                     DIET Financial Statements as of 5/06/02





Agreement and Plan of Acquistion                                   Page 17 of 17

                                    EXHIBIT C
                        IMAGE Financial Statements as of
                                    12/31/01

                                 ORGANIZATIONAL
                         WRITTEN ACTION OF INCORPORATOR,
                            FIRST BOARD OF DIRECTORS
                               AND SHAREHOLDERS OF
                               DIGITAL ENHANCEMENT
                               TECHNOLOGIES, INC.
          ------------------------------------------------------------

         The undersigned, being all of the members of the first Board of Directors of DIGITAL ENHANCEMENTTECHNOLOGIES, INC., a Florida corporation (the "Corporation"), as well as the incorporator of the Corporation, and the persons first acquiring shares of the Corporation, hereby take the following written actions in lieu of holding a meeting regarding same, all pursuant to the terms of section 607.0821 and 607.0704, Florida Statutes:

         1. Articles of Incorporation: The Corporation's Articles of Incorporation were duly filed in the office of the Florida Department of State on April 18, 2002, and a certified copy thereof, together with a letter from the Department of State acknowledging receipt and filing of such Articles and full payment of all charter fees and other money due the State of Florida incident to the incorporation.

         2. Date of Activation: Pursuant to Article II of the Corporation's Articles of Incorporation. The Corporation was activated as of April 18, 2002.

         3. Assignment of Subscription Rights: The Corporation's incorporator has submitted to the Corporation an executed assignment of all rights to subscribe to the capital stock of the Corporation in favor of the below assigns.

         4. Offer by Assignee: The Corporation has received from each assignee of the subscriber's subscription rights, the following offers to purchase shares of the Corporation's capital stock:

         From                      For                Consideration
         ----                      ---                -------------
UTEK Corporation              930 Shares               465,000 Shares
University of Houston          70 Shares                35,000 Shares

and it is acknowledged by the undersigned directors that each such offer has been accepted by the corporation; that the consideration offered by each subscriber has been received in full; that an appropriate share certificate shall be issued in favor of each subscriber as soon as possible to reflect ownership of the shares so purchased; and that each subscriber constitutes a shareholder of the Corporation and is entitled to take part in the written action hereafter set forth.

         5. Resignation and Replacement of Board of Directors: Each member of the first Board of Directors of the Corporation, if any, has submitted to the shareholders of the Corporation a written resignation which has been accepted by the shareholders, effective as of its receipt, and incident to such acceptance, the Corporation's shareholders have fixed the number of directors who are to serve the Corporation for the ensuing year until the next annual meeting of shareholders, or until their successors are duly elected and seated, and have duly nominated and elected the following named individuals to serve on such
Board:
                             Uwe Reischl - Director

         6. By-Laws: A draft of a code of By-Laws, in the form attached to this written action, has been duly reviewed in its entirety by the Corporation's shareholders and directors who have by proper action, herein confirmed, adopted such draft as the official by-laws of the Corporation.

         7. Officers: The following individuals are hereby elected to the corporate offices set forth opposite their names, to serve until their successors are duly elected, qualified and seated:

                  Name                  Office
                  ------------          --------------
                  Uwe Reischl           President
                  Uwe Reischl           Vice President
                  Carole Mason          Secretary
                  Carole Mason          Treasurer

         8. Preliminary Compensation Arrangements: The compensation arrangements with respect to the officers of this Corporation are hereby deferred pending further action by this Board.

         9. Banking Arrangements: The _______________, is hereby designated as a depository of this Corporation, and funds deposited within any branch office of that bank may be withdrawn upon the presentation of a check, draft, note, or other document of the Corporation approved by the bank, executed by any one of the officers.

         Further, the resolution required by the bank to effect the foregoing arrangement, a copy of which the Secretary shall attach to this written action, is hereby adopted as the action of this Board of Directors of the Corporation.

    10. Registered Office and Agent: The registered office and registered agent of the Corporation, initially fixed by the terms of Article VI of the Corporation's Articles of Incorporation, shall be retained pending further action by this Board of Directors.
    11. Organizational Expenses: The appropriate officers of the Corporation are authorized to pay all organization fees and expenses of the Corporation and to reimburse any person or persons who have paid such fees and expenses on behalf of the Corporation.


DATED: 30th day of April, 2002


                                        /s/ Uwe Reischl
                                        --------------------------------
                                        UWE REISCHL

                             CORPORATE RESOLUTIONS
                                       AND
                             INCUMBENCY CERTIFICATE

--------------------------------------------------------------------------------

     UWE REISCHL, PH.D., as President of Digital Enhancement Technologies, Inc., ("DIET"), a corporation duly organized and validly existing under the laws of the State of Florida (the "Corporation") does hereby certify, as of the date hereof, and at all times thereafter, that:

1. The following individuals constitute all of the directors and officers of the Corporation, and that such individuals have been duly qualified and elected to such positions in strict conformity with the Articles of Incorporation and Bylaws of the Corporation:

Name                     Title                Signature
------------------       ------------     ------------------------------

Uwe Reischl, Ph.D.       President        /s/ Uwe Reischl
                                          -------------------------------

2. Copies of the Articles of Incorporation and Bylaws (and any and all amendments thereto, if any) are attached hereto and incorporated herein as Exhibit "A" and Exhibit "B", respectively, and are true and correct copies of the documents they represent. The Articles of Incorporation and the Bylaws and any amendments attached hereto are in full force and effect and have not been further modified or amended in any manner.

3. The following individuals constitute the shareholders of the Corporation and their ownership percentages (which comprise 100% of the issued and outstanding shares of the Corporation) are:

Shareholder Name                 Percentage Ownership         Shares
---------------------            --------------------         ------
UTEK Corporation                              93%                930
University of Houston                          7%                 70

4. The Corporation's Board of Directors and Shareholders, in accordance with the Corporation's Articles of Incorporation and Bylaws, have consented adopted, and confirmed the following resolutions:

     RESOLVED, that it is in the best interest of DIET to approve the execution, delivery and consummation of that certain Acquisition Agreement dated May 7, 2002 ("Agreement") with Image Analysis, Inc., a Oklahoma corporation ("IMAGE"), and

     RESOLVED, that the Company hereby adopts, authorizes, approves, ratifies, confirms and empowers its officers and each of them to execute and deliver any and all documents as shall be required or deemed advisable and to do any and all other things necessary and advisable in order to consummate the transactions contemplated by the foregoing resolution; and

     FURTHER RESOLVED, that the 930 shares represented by Certificate No. 1 and owned by UTEK CORPORATION and the 70 shares represented by Certificate No. 2 are the only outstanding shares of the Corporation; and

     FURTHER RESOLVED, that Uwe Reischl, is the duly qualified, elected and seated President of the Corporation.


     IN WITNESS WHEREOF, the undersigned has duly executed and sealed this document on behalf of the Corporation, effective May 7, 2002.



                                         Digital Enhancement Technologies, Inc.,
                                         a Florida corporation

                                     By: /s/ Uwe Reischl
                                         -------------------------------
                                         UWE REISCHL, Ph.D., President


WITNESSES:

/s/ Kurt Steinmann
-------------------------------
Printed Name: Kurt Steinmann

/s/ Joel Edelson
--------------------------------
Printed Name: Joel Edelson


Attest:Carole R. Mason                       (Corporate Seal)
       -------------------------
       CAROLE R. MASON, Secretary

                     DIGITAL ENHANCEMENT TECHNOLOGIES, INC.
                             CONSENT OF SHAREHOLDERS

--------------------------------------------------------------------------------

         Carole R. Mason, as Secretary of UTEK Corporation ("UTEK"), being the sole shareholder of DIGITAL ENHANCEMENT TECHNOLOGIES, INC., a Florida corporation ("DIET"), hereby certifies, as of the date hereof, and at all time thereafter, that:

         (1) The Board of Directors, in accordance with the Corporation's Certificate of Incorporation and By Laws, did on May 7, 2002 adopt and confirm the following resolutions:

         (a) RESOLVED, that it is in the best interest of DIET and UTEK to approve the execution, delivery and consummation of that certain Acquisition Agreement dated May 7, 2002, ("Agreement") with Image Analysis, INC., a Oklahoma corporation ("IMAGE").

         (b) RESOLVED, that the Company hereby adopts, authorizes, approves, ratifies, confirms and empowers its officers and each of them to execute and deliver any and all documents as shall be required or deemed advisable and to do any and all other things necessary and advisable in order to consummate the transactions contemplated by the foregoing resolution; and

         FURTHER RESOLVED, that Carole R. Mason is the duly qualified, elected and seated Secretary of the Corporation.


Dated Effective:May 7, 2002


                                        UTEK CORPORATION


                                        By:
                                        /s/ Carole R. Mason
                                        ----------------------------------
                                        Carole R.  Mason, Secretary

                     Digital Enhancement Technologies, Inc.
                            CONSENT OF SOLE DIRECTOR


The undersigned, being the sole director of Digital Enhancement Technologies, Inc., ("DIET"), hereby consents to the adoption, approval, ratification and confirmation of the following resolutions:

RESOLVED, that it is in the best interest of DIET to approve the execution, delivery and consummation of that certain Acquisition Agreement dated May 7, ("Agreement") with Image Analysis, Inc., an Oklahoma corporation ("IMAGE").

RESOLVED, that the Company hereby adopts, authorizes, approves, ratifies, confirms and empowers its officers and each of them to execute and deliver any and all documents as shall be required or deemed advisable and to do any and all other things necessary and advisable in order to consummate the transactions contemplated by the foregoing resolution; and

FURTHER RESOLVED, that the 930 shares represented by Certificate #1 and owned by UTEK CORPORATION and the 70 shares represented by Certificate #2 and owned by The University of Houston are the only outstanding shares of the Corporation; and

FURTHER RESOLVED, that Uwe Reischl, is the duly qualified, elected and seated President of the Corporation.

Dated Effective:  May 7, 2002

                                        UTEK CORPORATION

                                        /s/ Uwe Reischl
                                        --------------------------------
                                        UWE REISCHL, its Sole Director

                         RESIGNATION OF REGISTERED AGENT


     Pursuant to the provisions of sections 607.0502(2), 617.502(2), 607.1509 or 617.1509, Florida Statutes, the undersigned, Sam I. Reiber, hereby resigns as Registered Agent for Digital Enhancement Technologies, Inc.

     A copy of this resignation was mailed to the above listed corporation at its last known address.

     The agency is terminated and the office discontinued on the day after the date on which this statement is filed.


                                        /s/ Sam Reiber
                                        -----------------------------------
                                        Sam I. Reiber




If signing on behalf of any entity:


                                        ------------------------------------
                                        (Typed or Printed Name)


                                        -----------------------------------
                                        (Capacity)

NUMBER                                                                SHARES
   1                                                                    930

--------------------------------------------------------------------------------
                  DIGITAL IMAGE ENHANCEMENT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

                             TOTAL AUTHORIZED ISSUE
                     1,000,000 SHARES PAR VALUE $1.00 EACH
                                  COMMON STOCK



This is to Certify that UTEK CORPORATION is the owner of NINE HUNDRED AND THRITY (930) fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender ofthis Certificate properly endorsed.
Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated


/s/ Carole R. Mason                                      /s/ Uwe Reischl
-----------------------                                  -----------------------
              Secretary                                                President

NUMBER                                                                SHARES
   2                                                                     70

--------------------------------------------------------------------------------
                  DIGITAL IMAGE ENHANCEMENT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

                             TOTAL AUTHORIZED ISSUE
                     1,000,000 SHARES PAR VALUE $1.00 EACH
                                  COMMON STOCK



This is to Certify that UNIVERSITY OF HOUSTON is the owner of SEVENTY (70) fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender ofthis Certificate properly endorsed.
Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated


/s/ Carole R. Mason                                      /s/ Uwe Reischl
-----------------------                                  -----------------------
              Secretary                                                President

April 26, 2002



UTEK Corporation
ATTN: Cliff Gross
202 S. Wheeler St.
Plant City, FL 33566

Dear Cliff:

Pursuant to the enclosed Technology Acquisition Agreement and Board Resolution, please wire $100,000 in accordance with the following wire transfer instructions to our bank account on Monday, April 29, 2002:

                ABA#          ----------
                Location:     ----------
                Acct. #:      ----------
                Acct. Name:   ----------

Additionally, once the agreement is fully executed and the changes initialed, please fax a copy to our offices. If you have any questions, please call.

We appreciate the opportunity to work with you again, and look forward to the development of our new technology.

Sincerely,


/s/ Thomas R. Coughlin, Jr.
---------------------------
Thomas R. Coughlin, Jr.
President

SENT VIA FAX

May 7, 2002

To:       Karen Feldman

From:     Mike Sullivan     /s/ Mike Sullivan
          Chief Financial Officer
          UTEK Corp.

Re:       Wire Transfer


Please wire transfer $100,000.00 from our account number ___________________ according to the following instructions:

        Account Name            ---------------------
        Account Number          ---------------------
        ABA Number              ---------------------

If you have any questions please call me at 813-754-4330 extension 230.

                              IMAGE ANALYSIS, INC.
                              CONSENT OF DIRECTORS

The undersigned,  being the directors of Image Analysis, Inc., hereby consent to
the  adoption,   approval,   ratification  and  confirmation  fo  the  following
resolutions:

     WHEREAS, It is in the best interest of Image Analysis to enter into a Technolgoy Acquisition with Digital Image Enhancement Technolgoies, Inc., a Florida corporation; and

     RESOLVED, Thate the Company will issue 500,000 shares of restricted common stock in connection with the aforementioned Technolgoy Acquisition Agreement dated April 26, 2002;

     RESOLVED, That the Company hereby authorizes, approves and empowers its officers to do any and all things necessary and advisable in order to consummate the transactions contemplated by the foregoing resolution.


Dated April 26, 2002                    /s/ Thomas R. Coughlin, Jr.
                                        -------------------------------
                                        Thomas R. Coughlin, Jr., MD, Director

                                        /s/ Rhonda R. Vincent
                                        -------------------------------
                                        Rhonda R. Vincent, Director